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                       September 7, 2021

       Gabriel Amado de Moura
       Chief Executive Officer
       Itau Corpbanca
       Rosario Norte 660
       Las Condes
       Santiago, Chile

                                                        Re: Itau Corpbanca
                                                            Form 20-F for the
fiscal year ended December 31, 2020
                                                            Filed April 23,
2021
                                                            File No. 001-32305

       Dear Mr. Amado de Moura:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance